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                                                                    Exhibit 99.1


NEWS                                          PHILIPS INTERNATIONAL REALTY CORP.
RELEASE                                     417 Fifth Avenue, New York, NY 10016
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For Immediate Release
December 12, 2003
                         PHILIPS INTERNATIONAL ANNOUNCES
                                ASSET DISPOSITION
                         BOARD DECLARES $0.50 PER SHARE
                            LIQUIDATING DISTRIBUTION
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New York, N.Y. - December 12, 2003 - Philips International Realty Corp., a real estate investment trust, announced today that the Company has completed the sale of its shopping center on Fort Campbell Boulevard in Hopkinsville, KY for the price of $2.875 million in cash.

Pursuant to the Company's plan of liquidation, its Board of Directors has declared an eighth liquidating distribution of $0.50 per share which will be payable on January 6, 2004. The record date is December 29, 2003. However, shareholders must continue to own their shares up to and including January 6, 2004 in order to be entitled to the liquidating distribution of $0.50 per share. Effective December 24, 2003, the Company's shares will be traded with due bills which will entitle the owner of the stock to receipt of the distribution. The Company has approximately 7.4 million shares of common stock and common stock equivalents which will participate in this distribution.

On October 10, 2000, the stockholders approved the plan of liquidation, which was then estimated to generate approximately $18.25 in the aggregate in cash for each share of common stock in two or more liquidating distributions. The eighth liquidating distribution declared by the Board of Directors brings the total payments to date to $ 17.75 per share. Prior distributions of $13.00, $1.00, $0.75, $0.50, $0.50, $0.50 and $1.00 per share were paid on December 22, 2000,
July 9, 2001, September 24, 2001, November 19, 2001, October 22, 2002, March 18,
2003 and September 16, 2003, respectively.

Note: Certain statements in this release regarding anticipated operating results and time are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the statements and projections are based upon reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include economic downturns, successful and timely completion of dispositions, leasing activities and other risks associated with the commercial real estate business, and as detailed in the Company's filings from time to time with the Securities and Exchange Commission.


Contact:    Lou Petra
            (212) 951-3868